SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

September 30, 2004

MOBILEPRO CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	002-97869-D	87-0419571
(State of Incorporation)	(Commission File Number )	(IRS Employer Identification No.)

6701 Democracy Blvd., Suite 300
Bethesda, MD 20817

(Address of principal executive offices) (Zip Code)

(301) 315-9040

(Registrant's telephone number)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On September 30, 2004, our President and Chief Executive Officer, Jay O. Wright, issued a letter to our stockholders. Among the items discussed in the letter is Mr. Wright’s adoption of a 10b5-1 plan.

In connection with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, the Board of Directors of Mobilepro Corp. ("Mobilepro") has approved the establishment of a stock purchase plan (the “Purchase Plan”) by Jay O. Wright, Chief Executive Officer, President and Director of Mobilepro, to purchase shares of Mobilepro’s common stock, par value $0.001 per share (the "Common Stock"), between January 1, 2005 and October 31, 2005 (the “Purchase Period”). This type of trading plan allows a corporate insider to acquire shares of company stock and eliminates any market concern that such trades were made by a person while in possession of material nonpublic information.

Under Mr. Wright's Purchase Plan, certain specified amounts of shares of Common Stock may be purchased on a monthly basis subject to the fulfillment of certain criteria set forth in the Purchase Plan. Stock purchases are based on the relationship between the price of Mobilepro’s Common Stock and Mobilepro’s projected revenue, book value and public guidance provided by Mobilepro management on earnings per share. Mr. Wright will purchase up to $30,000 (the “Cash Commitment”) of Mobilepro Common Stock during the Purchase Period. During any month in which any of the conditions in the Purchase Plan are met, Mr. Wright will purchase shares of Common Stock equal to one tenth of his Cash Commitment. As of September 30, 2004, Mr. Wright owned warrants to purchase up to 15,182,500 shares of Common Stock.

A copy of the press release, including the letter to the stockholders, which, among other things, announces the approval of the 10b5-1 plan, is attached as an exhibit under Item 9.01(c) of this report.

Item 9.01. Financial Statements and Exhibits.

  (c)   Exhibits Furnished.

99.1  Press Release, dated September 30, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 4, 2004	By:	/s/ Jay O. Wright
Jay O. Wright
President and Chief Executive Officer
MOBILEPRO CORP.